Exhibit 99.1

salesforce.com, inc.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

(unaudited)

	Fiscal Year Ended January 31,
	2012	2011	2010
Net income (loss) attributable to salesforce.com	$(11,572)	$64,474	$80,719
Other comprehensive income attributable to salesforce.com, before tax:
Foreign currency translation and other gains (losses)	9,512	5,709	(2,820)
Unrealized gains (losses) on investments	(5,658)	3,872	7,542

Other comprehensive income attributable to salesforce.com, before tax	3,854	9,581	4,722
Tax effect	2,110	(1,432)	(3,247)

Other comprehensive income attributable to salesforce.com, net of tax	5,964	8,149	1,475

Comprehensive income (loss) attributable to salesforce.com	$(5,608)	$72,623	$82,194